Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information of Arabesque Systematic USA Fund, dated August 24, 2018, and to the incorporation by reference of our report dated November 28, 2017 in the Registration Statement of FundVantage Trust (Form N-1A) (Post-Effective Amendment No. 195 to File No. 333-141120) with respect to the financial statements and financial highlights of Arabesque Systematic USA Fund (one of the series constituting FundVantage Trust) (the “Fund”), included in the Fund’s Annual Report to shareholders for the period ended September 30, 2017.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 22, 2018